Exhibit 10.20

                      CORPORATE CAPITAL MANAGEMENT, L.L.C.
                        10125 CROSSTOWN CIRCLE, SUITE 210
                             EDEN PRAIRIE, MN 55344
                      TEL (952) 545-7677 FAX (952) 512-9958

SEPTEMBER 26, 2003

SECURED SERVICES, INC.
1175 NORTH SERVICE ROAD WEST
SUITE 214
OAKVLLLE, ONTARIO, CANADA L6M 2W1

GENTLEMEN:

When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the "Agreement") for a 24-month period commencing September 26, 2003 between CORPORATE CAPITAL MANAGEMENT, L.L.C. a Minnesota limited liability company ("CCM") and SECURED SERVICES, INC. (SSI), whereby CCM will provide certain advisory and consulting services to SSI on a non-exclusive basis.

SSI acknowledges that it is engaging CCM on a best effort basis.

1.    CONSULTING AND ADVISORY SERVICES:

(a) CCM will assist SSI in identifying potential merger and/or acquisition candidates. CCM will assist SSI in contacting pre-approved target companies and help with structuring such transactions. (b.) CCM will provide SSI on an ongoing basis, general consulting services including but not limited to; (i.) assisting the company in developing institutional sponsorship for it's stock, (ii.) developing retail brokerage participation, (iii.) help the company develop research coverage, (iv.) introducing additional market makers to the stock and, (v.) assisting the company with general business and financial matters. (c.) CCM will assist SSI on an on-going, non exclusive basis identifying placement agents, underwriters, lenders, venture capital, investment banking companies and other strategic investors that may provide SSI with financing or that may agree to assist SSI in equity or debt offerings. (d.) CCM will assist SSI with the identification of new business development opportunities including but not limited to (i) distribution channels, (ii) new strategic marketing, co-marketing, OEM or private label agreements, or (iii) new technology, hardware or software partners or equipment. (b) CCM will provide monthly activity reports to SSI's Chairman, CEO or designate, due on the 2nd business day of the following month, describing the activities and status of the activities that CCM is engaged in on SSI's behalf.

2.    COMPENSATION:

(a)   CCM will receive unregistered and restricted shares of SSI common stock as

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follows:  approximately  100,000  shares  upon the  signing  of this  agreement, prorated based on the coincidental closing of one million dollars in additional equity, and 50,000 shares on the first day of each calendar quarter (Jan 1, April 1, July 1, and October 1) during the term of this agreement. In the event of a sale of all or substantially all of the assets of SSI or the merger of SSI with or into another corporation in a transaction in which the shareholders of SSI prior to the merger receive less than 50% of the shares of the surviving corporation and fewer than 50% of the directors of the surviving corporation were directors of SSI prior to the merger or in the event that there is a change in the majority of the directors of SSI as a consequence of market purchase of SSI securities or any other transaction not approved by the directors of SSI prior to the transaction, then all of the shares due to CCM under this Agreement which have not previously been issued shall immediately be issued to CCM. CCM shall also receive reimbursement for reasonable travel and necessary out of pocket business expenses; provided that expenses exceeding $500.00 shall require advance approval by SSI.

(b) CCM hereby represents and warrants that it is an accredited investor as defined in Regulation D of the Securities and Exchange Commission, and is acquiring the shares to be received hereunder for investment and without a view to distribution and acknowledges that all such shares will bear an appropriate restrictive legend, as determined by counsel for SSI.

3.    REGISTRATION OF SHARES:

SSI shall file a Registration Statement on Form S-3 covering the 100,000 shares to be issued at the execution of this agreement and shall file subsequent Registration Statements on Form S-3 covering the issuance of the first and second 200,000 shares to be issued in quarterly installments, hereunder. After filing any of the foregoing registration statements, SSI shall use its best reasonable efforts to have such registration statements declared effective as soon as practicable after the filing thereof. In addition, if SSI shall file any other Registration Statements on Form S-3 it shall notify CCM of those filings and provide it with an opportunity to include any then unregistered shares in such registration statement. The cost of the foregoing registrations statements shall be borne entirely by SSI. If the company fails to register the shares according to this agreement, the company shall provide CCM with legal opinion if available to sell shares under Rule 144 at the company's expense.

4.    TERM OF AGREEMENT:

The term of this Agreement shall commence on September 26, 2003 and the signing by both parties to the Agreement on September 26, 2003 shall be in effect for 24 months (October 1 2003 through October 1 2005). CCM's compensation shall survive termination of this Agreement for any partial quarter from the termination date. This agreement shall be considered an "at will" contract and is thus cancelable by either party at any time by written notification (certified mail). Upon any termination of this Agreement the obligation to issue future shares of SSI common stock shall terminate.

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5.    INDEMNIFICATION:

CCM and SSI agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement of material facts by the other party or its affiliates or representatives.

6.    GOVERNING LAW:

This Agreement shall be governed by the laws of the State of NEW YORK.

7.    SIGNATURES:

By their authorized signatures below, CCM and SSI do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

8.    ACCEPTANCE OR REJECTION BY SSI:

SSI shall have the exclusive right, in its sole discretion, to accept or reject any business opportunity, credit facility, investment or advice presented, discovered or procured by CCM pursuant to this Agreement. In the event of a rejection by SSI, for any reason, CCM shall not be entitled to any of the compensation that would have been payable hereunder if the transaction had been consummated. CCM is, furthermore, not authorized to enter into any agreements with any person or entity on behalf of SSI.

9.    CONFIDENTIALITY:

In the course of rendering the services provided for in this Agreement, CCM will learn and may develop information which is considered by SSI to be confidential. CCM agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of SSI.

ACCEPTED FOR SECURED SERVICES, INC.


/s/ Michael Dubreuil                      26/11/03
--------------------------              ------------
MICHAEL DUBREUIL, CHAIRMAN                  DATE




ACCEPTED FOR CORPORATE CAPITAL MANAGEMENT L.L.C.


/s/ Mark Savage                           11-18-03
--------------------------              ------------
MARK SAVAGE, PRESIDENT                      DATE

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                        ADDENDUM TO CONSULTING AGREEMENT

The following is the oral agreement between Secured Services, Inc. ("SSI") and Corporate Capital Management, LLC ("CCM"), effective as of June 24, 2004, reduced to a writing which amended the consulting agreement between SSI and CCM, effective as of September 26, 2003 (the "Consulting Agreement"):


The Consulting Agreement is hereby amended such that 176,515 shares of Common Stock due to CCM under the Consulting Agreement shall be issued to the following affiliates of CCM, each an accredited investor:

Corporate Capital Partners, LLC -        86,500
Corporate Capital Consultants, LLC -     59,000
Daniel Ryweck                            31,015